Exhibit 16.1

January 22, 2003

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Integrated Information Systems, Inc. (the Company) and, under the date of February 15, 2002, we reported on the consolidated financial statements of Integrated Information Systems, Inc. as of and for the years ended December 31, 2001 and 2000. On January 20, 2003 our appointment as principal accountants was terminated. We have read Integrated Information Systems, Inc.'s statements included under Item 4 of its Form 8-K dated January 20, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors and by the Company's full Board of Directors. In addition, we are not in a position to agree or disagree with the Company's statement that the Company did not consult with Hein + Associates LLP.

Very truly yours,

/s/ KPMG LLP